EXHIBIT 10.1

LONG TERM INCENTIVE PERFORMANCE-BASED

RESTRICTED STOCK AGREEMENT

PURSUANT TO THE

AMENDED AND RESTATED FMC TECHNOLOGIES, INC.

INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of the             day of                    , 20         (the “Grant Date”) by FMC TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and                                 (the “Employee”).

The Amended and Restated FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”), as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Employee, the amount of which will vary based on the Company’s performance, as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee a targeted award of                                 restricted stock units (the “Restricted Units”) of the Company’s common stock par value of $0.01 per share (the “Common Stock”). The number of shares ultimately earned by the Employee will depend upon the Company’s 20         fiscal year performance on the performance criteria, [EBITDA growth] [Return on Investment] [Total Shareholder Return], relative to the performance of             other oilfield service and equipment companies that are designated by the Committee at the time of the Committee’s approval of the grant of this award. The actual number of Restricted Units earned by the Employee will be determined at a meeting of the Committee following the completion of the 20__ fiscal year, at which time the Committee will review and approve the Company’s calculation of the Company’s performance on the specified performance criteria. The total number of Performance-Based shares issued will vary between 0% and 200% of a target award amount depending on whether the Company’s full year performance on the performance criteria is determined to be above average, average or below average relative to the peer group of ___ selected oilfield service and equipment companies. The Company’s performance on this measure will be designated “above average” if the Company’s performance is better than the midpoint between the 3rd and 4th ranked peer companies for such measure (1st being the highest performance), “average” if the Company’s performance is better than the midpoint between the 6th and 7th ranked peer companies for such measure and lower than the midpoint between the 3rd and 4th ranked peer companies for such measure, and “below average” if the Company’s performance is below the midpoint between the 6th and 7th ranked peer companies for such measure. For below-average performance, the Employee will receive 0% of this grant; for average performance, 100% of this grant; and for above-average performance, 200% of this grant. If the Total Shareholder Return is not positive, the total number of Performance-Based shares issued shall not exceed the Total Shareholder Return target award amount.

The award is made upon the following terms and conditions:

1. Vesting. The Restricted Units ultimately earned by the Employee will vest and be immediately transferable on                 , 20         (the “Vesting Date”). Notwithstanding the foregoing, the Restricted Units will vest and be immediately transferable in the event of the Employee’s death or Disability, or a qualifying Change in Control of the Company and, for purposes of determining the amount of the resulting award, it will be assumed that the Company achieved “average” performance on the performance measure, resulting in the payment of 100% of the award amount of this grant. Notwithstanding the foregoing, in the event of the Employee’s retirement on or after age 62, the Restricted Units will vest and be immediately transferable on the Vesting Date. All Restricted Units will be forfeited upon termination of the Employee’s employment with the Employer before the Vesting Date for a reason other than death, Disability, a Change in Control of the Company or retirement under the Company’s pension plan on or after age 62. Prior to the Vesting Date, an Award remains subject to substantial risk of forfeiture.

2. Adjustment. The Committee may make equitable substitutions or adjustments in the Restricted Units as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company. Notwithstanding the above, any such adjustment to an Award shall comply with Section 409A of the U.S. Internal Revenue Code, as amended.

3. Rights and Obligations as Stockholder.

(a) The Restricted Units will be issued in the form of a book entry registration in the amount of the maximum potential award.

(b) Prior to the Vesting Date, the Employee may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the Restricted Units. The Restricted Units have Dividend Equivalent Rights.

(c) After the Vesting Date, the Employee agrees to comply with any and all of the Company’s policies and procedures related to trading in the Company’s Common Stock, including, but not limited to, the Company’s Code of Business Conduct and Ethics, Principles of Integrity and the Procedures for Trading in FMC Technologies Securities.

4. No Limitation on Rights of the Company. The granting of Restricted Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5. Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

6. Government Regulation. The Company’s obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7. Withholding. The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock. For purposes of withholding, Fair Market Value shall be equal to the closing price of the amount of Common Stock earned by the Employee pursuant to this award on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

8. Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067, and any notice to the Employee (or other person entitled to receive the Restricted Units) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

9. Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which is attached hereto, including any guidelines the Committee adopts from time to time.

10. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11. Sole Agreement. This Agreement constitutes the entire agreement between the parties to it relating to the Restricted Units and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Employee. Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this restricted stock award and may not be a full version of this Agreement due to limitation inherit in such website that are imposed by Fidelity. The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

12. Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13. Privacy. Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

FMC TECHNOLOGIES, INC.	EMPLOYEE

By:	By:
Title:	Accepted by electronic confirmation

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.